Exhibit 99.3
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED BALANCE SHEETS
As of December 31, 2005 and 2004
(In thousands, except per share data)

	December 31,
	2005	2004
Assets
Cash and due from banks	$47,736	$49,534
Fed funds sold and other short-term investments	14,133	1,120
Total cash and cash equivalents	61,869	50,654
Loans held for sale	5,269	7,200
Available-for-sale securities, at fair value	695,151	763,985
Loans net of unearned discount	2,608,067	1,653,363
Allowance for loan losses	(29,388)	(18,986)
Net loans	2,578,679	1,634,377
Goodwill	63,176	20,547
Premises and equipment, net	11,754	6,486
Accrued interest receivable	16,642	10,549
Other assets	64,768	44,867
Total assets	$3,497,308	$2,538,665
Liabilities and Stockholders’ Equity
Demand deposits:
Non-interest-bearing	$252,625	$165,170
Interest-bearing	132,787	106,846
Savings and money market deposit accounts	1,272,353	854,163
Brokered deposits	586,605	423,147
Other time deposits	579,012	323,309
Total deposits	2,823,382	1,872,635
Funds borrowed	296,980	414,519
Long-term debt—trust preferred securities	98,000	20,000
Accrued interest payable	8,767	3,949
Other liabilities	31,550	30,641
Total liabilities	$3,258,679	$2,341,744
Stockholders’ Equity
Preferred stock, 1,000,000 shares authorized	—	—
Common stock, without par value, $1 stated value; 39,000,000 shares authorized; 20,983,934 and 20,400,103 shares issued and outstanding as of December 31, 2005 and December 31, 2004, respectively	20,492	19,986
Treasury stock, 64,229 shares repurchased as of December 31, 2005	(2,728)	(2,207)
Additional paid-in-capital	122,157	108,000
Retained earnings	91,274	64,086
Accumulated other comprehensive income	7,434	7,056
Total stockholders’ equity	238,629	196,921
Total liabilities and stockholders’ equity	$3,497,308	$2,538,665

Note: All previously reported share and per share data has been restated to reflect the 2-for-1 stock split which occurred on May 31, 2004 and to reflect the adoption of SFAS No. 123(R), “Share Based Payment”

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2005, 2004 and 2003
(In thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003
Interest income
Loans, including fees	$139,613	$79,499	$62,793
Federal funds sold and interest bearing deposits	500	40	68
Securities:
Taxable	26,470	23,501	17,463
Exempt from Federal income taxes	9,849	10,070	7,170
Total interest income	176,432	113,110	87,494
Interest expense
Deposits:
Interest-bearing demand	864	548	553
Savings and money market deposit accounts	30,562	12,462	6,425
Brokered deposits and other time deposits	31,223	17,960	16,934
Funds borrowed	13,367	6,659	4,502
Long-term debt -- trust preferred securities	4,016	1,939	1,940
Total interest expense	80,032	39,568	30,354
Net interest income	96,400	73,542	57,140
Provision for loan losses	6,538	4,399	4,373
Net interest income after provision for loan losses	89,862	69,143	52,767
Non-interest income
Wealth management income	9,945	8,316	6,630
Mortgage banking income	3,886	2,856	3,474
Other income	4,276	3,029	2,323
Securities gains, net	499	968	1,759
Gains (losses) on interest rate swap	404	(870)	(238)
Total non-interest income	19,010	14,299	13,948
Non-interest expense
Salaries and employee benefits	36,311	28,545	22,859
Occupancy expense, net	7,517	5,671	5,564
Professional fees	5,756	5,054	4,672
Marketing	3,549	2,521	2,527
Data processing	2,832	2,009	1,528
Insurance	1,095	919	700
Other non-interest expense	5,626	3,473	4,297
Total non-interest expense	62,686	48,192	42,147
Minority interest expense	307	270	193
Income before income taxes	45,879	34,980	24,375
Income tax provision	14,965	9,647	6,628
Net income	$30,914	$25,333	$17,747
Basic earnings per share	$1.53	$1.29	$1.05
Diluted earnings per share	$1.46	$1.22	$0.99

Note: All previously reported share and per share data has been restated to reflect the 2-for-1 stock split which occurred on May 31, 2004 and to reflect the adoption of SFAS No. 123(R), “Share Based Payment”

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2003, 2004 and 2005
(In thousands, except per share data)

	Common Stock	Treasury Stock	Additional paid-in- capital	Retained Earnings	Other Compre-hensive Income	Total Equity
Balance January 1, 2003	$15,156	—	$41,580	$24,840	$8,826	$90,402
Net income	—	—	—	17,747	—	17,748
Net increase in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	1,083	1,083
Total comprehensive income	—	—	—	17,747	1,083	18,831
Cash dividends declared ($0.08 per share)	—	—	—	(1,410)	—	(1,410)
Issuance of common stock	4,184	—	54,089	—	—	58,273
Restricted stock expense	—	—	357	—	—	357
Stock option expense	—	—	2,002	—	—	2,002
Excess tax benefit	—	—	493	—	—	493
Balance December 31, 2003	$19,340	$—	$98,521	$41,177	$9,909	$168,947
Balance January 1, 2004	$19,340	—	$98,521	$41,177	$9,909	$168,947
Net income	—	—	—	25,333	—	25,334
Net decrease in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	(2,853)	(2,853)
Total comprehensive income	—	—	—	25,333	(2,853)	22,481
Cash dividends declared ($0.12 per share)	—	—	—	(2,424)	—	(2,425)
Issuance of common stock	402		2,587	—	—	2,989
Acquisition of Treasury Stock	244	(2,207)	735	—	—	(1,228)
Restricted stock expense	—	—	1,075	—	—	1,075
Stock option expense	—	—	2,518	—	—	2,518
Excess tax benefit	—	—	2,564	—	—	2,564
Balance December 31, 2004	$19,986	$(2,207)	$108,000	$64,086	$7,056	$196,921
Balance January 1, 2005	$19,986	(2,207)	$108,000	$64,086	$7,056	$196,921
Net income	—	—	—	30,914	—	30,914
Net decrease in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	378	378
Total comprehensive income	—	—	—	30,914	378	31,292
Cash dividends declared ($0.18 per share)	—	—	—	(3,726)	—	(3,726)
Issuance of common stock	458		8,106	—	—	8,564
Acquisition of Treasury Stock	48	(521)	184	—	—	(289)
Restricted stock expense	—	—	1,945	—	—	1,945
Stock option expense	—	—	2,757	—	—	2,757
Excess tax benefit	—	—	1,165	—	—	1,165
Balance December 31, 2005	$20,492	$(2,728)	$122,157	$91,274	$7,434	$238,629

Note: All previously reported share and per share data has been restated to reflect the 2-for-1 stock split which occurred on May 31, 2004 and to reflect the adoption of SFAS No. 123(R), “Share Based Payment”

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004 and 2003
(In thousands)

	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities
Net income	$30,914	$25,334	$17,748
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,968	1,724	1,655
Amortization of deferred compensation, net of forfeitures	1,945	1,075	357
Provision for loan losses	6,538	4,399	4,373
Net gain on sale of securities	(499)	(968)	(1,759)
(Gains) losses on interest rate swap	(404)	870	238
Net (increase) decrease in loans held for sale	3,241	(2,780)	9,901
(Decrease) increase in deferred loan fees	(555)	266	303
(Increase) decrease in accrued interest receivable	(4,172)	(2,681)	1,559
Stock option expense	2,757	2,518	2,002
(Decrease) increase in accrued interest payable	4,814	(1,104)	67
(Increase) in other assets	(11,016)	(6,209)	3,340
Increase in other liabilities	(719)	9,463	6,479
Total adjustments	5,898	6,573	28,515
Net cash provided by operating activities	36,812	31,907	46,263
Cash flows from investing activities
Proceeds from maturities, paydowns and sales of securities	142,248	276,734	107,360
Purchases of available-for-sale securities	(144,384)	(375,683)	(286,440)
Net loan principal advanced	(639,638)	(429,296)	(259,987)
Acquisition of Corley Financial	—	(475)	—
Acquisition of Michigan net of cash and cash equivalents acquired	(48,483)	—	—
Redemption of FHLB Chicago Stock	77,602	—	—
Investment in bank owned life insurance	—	(22,000)	—
Premises and equipment expenditures	(7,733)	(1,905)	(948)
Net cash used in investing activities	(620,388)	(552,625)	(440,015)
Cash flows from financing activities
Net increase in total deposits	676,850	325,288	342,100
Proceeds from exercise of stock options	1,169	2,767	799
Proceeds from common stock offering	—	—	57,199
Proceeds from Private Placement	7,565	—	—
Acquisition of treasury stock	(521)	(2,207)	—
Dividends paid	(3,727)	(2,424)	(1,410)
Issuance of debt related to Acquisition of The PrivateBank - Michigan	57,000	—	—
Excess tax benefits	1,166	2,565	493
Issuance of debt	346,717	331,519	193,563
Repayment of debt	(491,489)	(136,563)	(183,954)
Other equity transactions, net	61	327	275
Net cash provided by financing activities	594,791	521,272	409,065
Net increase in cash and cash equivalents	11,215	554	15,313
Cash and cash equivalents at beginning of year	50,654	50,100	34,787
Cash and cash equivalents at end of year	$61,869	$50,654	$50,100
Cash paid during year for:
Interest	$75,214	$40,672	$30,287
Income taxes	21,333	3,800	1,920
Note: All previously reported share and per share data has been restated to reflect the 2-for-1 stock split which occurred on May 31, 2004 and to reflect the adoption of SFAS No. 123(R), “Share Based Payment”

The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTE 1—BASIS OF PRESENTATION

a. Nature of Operations

PrivateBancorp, Inc. (the “Company”) was incorporated under the laws of the State of Delaware on November 7, 1989. The Company is a bank holding company with three bank subsidiaries, The PrivateBank and Trust Company (The PrivateBank - Chicago), which was formed as a de novo bank, on February 6, 1991, The PrivateBank (The PrivateBank - St. Louis), which was formed as a de novo federal savings bank on June 26, 2000, The PrivateBank (The PrivateBank - Michigan) which was acquired on June 20, 2005, and a mortgage banking subsidiary, The PrivateBank Mortgage Company. On February 11, 2000, the Company completed its acquisition of Johnson Bank Illinois. At closing, Johnson Bank Illinois was merged into The PrivateBank - Chicago. The two acquired offices, located on Chicago’s North Shore in Lake Forest and Winnetka, became additional offices of The PrivateBank - Chicago. On December 30, 2002, The PrivateBank - Chicago acquired a controlling interest in Lodestar, a Chicago-based investment adviser with $689.2 million of assets under management at December 31, 2005. Lodestar manages equity, balanced and fixed income accounts primarily for high net-worth individuals, retirement plans and charitable organizations with investable assets in excess of $1.0 million, and shares a similar focus on highly personalized client service. On June 15, 2004, the Company established The PrivateBank Mortgage Company as a result of the acquisition of Corley Financial Services. On January 27, 2005, the Company opened a new Chicago banking office in Chicago’s Gold Coast neighborhood. In March of 2005, the Company opened a new banking office in a temporary space in downtown Milwaukee, Wisconsin. The PrivateBank - Wisconsin opened its permanent space at 743 N. Water Street in downtown Milwaukee in September 2005. On June 20, 2005, the Company completed its acquisition of Bloomfield Hills Bancorp, Inc., including its bank subsidiary, The Private Bank, now known as The PrivateBank - Michigan. The PrivateBank - Michigan has three banking offices located in the suburban Detroit communities of Bloomfield Hills, Grosse Pointe, and Rochester, and operates a trust and wealth management unit and a mortgage banking subsidiary. The PrivateBank - St. Louis will be opening an additional office in suburban Chesterfield, Missouri, scheduled for the first quarter 2006. Additionally, our Oak Brook, Illinois office will be relocating into an expanded facility during the second quarter 2006.

The Company provides private banking and wealth management services primarily to affluent individuals, professionals, entrepreneurs and their business interests. The banks focus on the personal financial services needs of their clients as well as the banking needs of their clients’ various business and investment interests.

b. Consolidation

The consolidated financial statements of the Company and subsidiaries include the accounts of the Company and its wholly owned subsidiaries, The PrivateBank - Chicago, which includes Lodestar, The PrivateBank - St. Louis, which includes The PrivateBank - Wisconsin, The PrivateBank - Michigan and The PrivateBank Mortgage Company. Significant intercompany accounts and transactions have been eliminated in the preparation of these statements.

c. Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and other short-term investments. Generally, federal funds are sold for one-day periods, but not longer than 30 days. Short-term investments mature in less than 30 days.

d. Securities

Available-for-sale securities are intended to be invested for an indefinite period but may be sold in response to events we expect to occur in the foreseeable future. Securities available-for-sale are reported at fair value, with unrealized gains and losses, net of taxes, reported as adjustments to other comprehensive income in a separate component of stockholders’ equity. Any decline in fair value of securities that is deemed other than temporary is charged against current period earnings. At December 31, 2005 and 2004, all securities were classified as available for sale.

Premium amortization and discount accretion on securities are included in interest income on securities using the effective interest rate method. Premium amortizations totaled $6.0 million, $8.0 million, and $9.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Discount accretion totaled $1.7 million, $1.7 million and $1.1 million at December 31, 2005, 2004 and 2003, respectively. The specific identification method is used to record gains and losses on security transactions.

e. Loans

Loans are generally reported at the principal amount outstanding, net of unearned income. Loan origination and commitment fees, offset by certain direct loan origination costs, are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Company is generally amortizing these amounts over the contractual life of the related loans.

Loans are placed on nonaccrual status when, in the opinion of management, there are doubts as to the collectability of interest or principal, or when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. All loans classified as nonaccrual are considered to be impaired. Any shortfall in the estimated value of an impaired loan compared with the recorded investment of the loan is identified as an allocated portion of the allowance for loan losses and is one of the factors considered by management in its overall assessment of the adequacy of the allowance for loan losses. Interest previously accrued in the current year but not collected is reversed and charged against interest income at the time the related loan is placed on nonaccrual status. Unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest payments received on impaired loans are recorded as reductions of principal if principal payment is doubtful.

f. Allowance for Loan Losses

The allowance for loan losses is determined by management based on factors such as past loan loss experience, known and inherent risks in the loan portfolio, the estimated value of any underlying collateral, prevailing economic conditions and other factors and estimates which are subject to change over time. Management adjusts the allowance for loan losses by recording a provision for loan losses in an amount sufficient to maintain the allowance at a level commensurate with management’s assessment of the risks in the loan portfolio. Loans are charged off when deemed to be uncollectible by management.

g. Loans Held for Sale

Loans originated and intended for sale in the secondary market are classified as held for sale and reported at the lower of aggregate cost or market value, with unrealized losses, if any, recorded by a charge to income. Fair value is determined based on quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price. Gains and losses on the disposition of loans held for sale are determined on the specific identification method. Mortgage loans sold in the secondary market are sold without retaining servicing rights.

h. Brokered Deposits

The Company utilizes brokered deposits as liquidity and asset-liability management tools in the normal course of business. Certain brokered deposits issued by the Company contain a purchased option, retained by the Company, to call (redeem) the brokered deposit prior to maturity at a specified date. Upon issuance of brokered deposits, the Company recognizes a liability that reflects the fees paid to brokers for raising the funds in the retail market. The deferred broker commissions are amortized to interest expense as an adjustment to the brokered deposit yield over the contractual maturity of the brokered deposit. In the event the Company notifies the certificate holders of its intent to exercise the call option on the callable brokered deposit, the remaining unamortized broker commissions are amortized to the call date.

i. Derivative Financial Instruments

All derivative instruments are recognized as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as a hedge and further, on the type of hedge. The Company is also required to recognize certain contracts and commitments, including certain commitments to fund mortgage loans held-for-sale, as derivatives when the characteristics of those contracts and commitments meet the definition of a derivative. These interest rate locks and forward commitments are valued at zero at date of inception and subsequently adjusted for changes in market value resulting from changes in market interest rates. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument based on the exposure being hedged as a fair value or cash flow hedge. Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged of the hedged asset or liability on the balance sheet with corresponding offsets recorded in the statement of income.

In November 2001, the Company entered into its first interest rate swap, which is recorded on the balance sheet at fair value. The interest rate swap was entered into for asset liability management purposes and not for trading purposes. The interest rate swap has been designated as a fair value hedge of a fixed-rate $25.0 million advance with the FHLB (Chicago). Changes in the fair value of the interest rate swap are reported through income. Changes in the fair value of the borrowings from the date of designation are recorded through income. Documentation and evaluation of hedge effectiveness was performed at inception and on a recurring periodic basis.

The Company entered into a $25.0 million swap during the third quarter of 2002, swapping the 10-year rate for three-month LIBOR to act as an economic hedge of a portion of the Company’s available-for-sale municipal securities portfolio. During 2005, the fair market value adjustment on this swap resulted in a gain of $404,000 with a corresponding derivative asset of the same amount. This swap does not qualify for hedge accounting treatment; therefore, the mark-to-market adjustment flows through earnings.

j. Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the assets. At December 31, 2005, the range of estimated useful lives of depreciable assets was between 3 and 39.5 years.

k. Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return. The subsidiaries provide for income taxes on a separate return basis and remit to the Holding Company amounts determined to be currently payable.

Income tax expense is recorded based on the liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using currently enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

l. Earnings per Share

Basic earnings per common share are determined by dividing earnings by the weighted average number of common shares outstanding. Dilutive stock options are included as share equivalents using the treasury stock method in determining diluted earnings per share. All previously reported share and per share data in these financial statements has been restated to reflect the 2-for-1 stock split that occurred on May 31, 2004 and the adoption of SFAS No. 123(R), “Share Based Payment”.

m. Comprehensive Income

Components of comprehensive income are reported in the Consolidated Statement of Changes in Stockholders’ Equity.

n. Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates.

o. Intangible Assets

During 2001, The PrivateBank - Chicago recorded approximately $12.2 million in goodwill in connection with the Johnson Bank Illinois acquisition. During 2002, The PrivateBank - Chicago recorded $8.4 million of goodwill and $2.5 million in customer intangibles in connection with the Lodestar acquisition. The customer intangibles reflect the estimated fair value of the Lodestar client relationships over a 15-year time horizon. On June 15, 2004, The PrivateBank Mortgage Company recorded $1.3 million in goodwill in connection with the acquisition of Corley Financial Services. During the second quarter 2005, The PrivateBank - Michigan recorded $42.6 million in goodwill, $3.2 million of client deposit intangibles and $500,000 of wealth management intangibles in connection with the Company’s acquisition of The PrivateBank - Michigan. The amortization expense related to The PrivateBank - Michigan intangibles will be amortized over 10 years using an accelerated method of amortization. Effective January 1, 2002, the Company adopted FAS No. 142, which requires that goodwill and intangible assets that have indefinite lives no longer be amortized but be reviewed for impairment annually, or more frequently if certain indicators arise. Prior to the adoption of FAS No. 142, goodwill was being amortized using the straight-line method over a period of 15 years. There was no goodwill or intangible impairment at December 31, 2005. Total customer intangibles at December 31, 2005 were $5.6 million. Amortization expense related to the Lodestar customer intangible assets of $2.0 million is currently recognized at approximately $169,500 per year until 2017. The amortization expense related to The PrivateBank - Michigan intangibles of $3.5 million for the years 2005 through 2010 will be approximately $241,000, $441,000, $423,000, $406,000 and $389,000, respectively.

p. Reclassifications

Certain reclassifications have been made to prior periods’ consolidated financial statements to place them on a basis comparable with the current period’s consolidated financial statements.

q. Stock-Based Compensation

The Company accounts for its equity awards in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R (revised 2004), “Share Based Payment”. This statement requires public companies to recognize compensation expense related to stock-based equity awards in their income statements. See Note 11 below for more information.

r. Advertising Costs

All advertising costs incurred by the Company are expensed in the period in which they are incurred.

s. Fair Value Accretion

The Johnson Bank Illinois acquisition in 2000 and the Bloomfield Hills Bancorp (“BHB”) acquisition on June 20, 2005 were accounted for as purchases. All assets and liabilities were adjusted to fair value as of the effective date of the merger creating goodwill, which was pushed-down to The PrivateBank - Chicago in the Johnson Bank acquisition and pushed down to The PrivateBank - Michigan in the BHB acquisition. In connection with both acquisitions, the Company recorded premiums and discounts to mark-to-market the fair value of loans, deposits and FHLB advances, as applicable. These premiums and discounts are being recognized in the statements of income as yield adjustments to interest income on loans, interest expense on deposits and interest expense on FHLB advances and will end in February of 2007 for Johnson Bank and in June of 2012 for BHB.

t. Stock Repurchases

Acquisitions of the Company’s common stock are recorded using the cost method, which results in debiting the Treasury stock account for the reacquisition cost and in reporting this account as a deduction from the total paid-in-capital and retained earnings on the consolidated balance sheet.

NOTE 2—OPERATING SEGMENTS

For purposes of making operating decisions and assessing performance, management regards The PrivateBank - Chicago, The PrivateBank - St. Louis, The PrivateBank - Michigan, Wealth Management, and the Holding Company as five operating segments. The Company’s investment securities portfolio is comprised of the three banks’ portfolios and accordingly, each portfolio is included in total assets of each bank. Compensation expense related to the management of the investment portfolios is allocated solely to The PrivateBank - Chicago. Insurance expense for the Company is allocated to all segments. The results for each business segment are summarized in the paragraphs below and included in the following segment tables.

We apply the accrual basis of accounting for each reportable segment and for transactions between reportable segments. During 2005, there were no changes in the measurement methods used to determine reported segment profit or loss as compared to 2004 and 2003. There are no asymmetrical allocations to segments requiring disclosure.

The accounting policies of the segments are generally the same as those described in Note 1—Basis of Presentation to the consolidated financial statements.

The PrivateBank - Chicago

The PrivateBank - Chicago, through its main office located in downtown Chicago as well as eight full-service Chicago suburban locations, provides personal and commercial banking services primarily to affluent individuals, professionals, entrepreneurs and their business interests. The PrivateBank - Chicago’s commercial lending products include lines of credit for working capital, term loans for equipment and letters of credit to support the commitments made by its clients. Non-credit products include lock-box, cash concentration accounts, merchant credit card processing, electronic funds transfer, other cash management products and insurance. The PrivateBank - Chicago offers a full range of real estate lending products including fixed and floating rate permanent and mini-permanent mortgages, construction and commercial real estate loans. Personal loans include installment loans and lines of credit, home equity loans and a wide variety of home mortgage loans.

Individual banking services include interest-bearing checking, money market accounts, certificates of deposit, ATM/debit cards and investment brokerage accounts. Additionally, The PrivateBank - Chicago offers secured and unsecured personal loans and lines of credit. Through The PrivateBank - Chicago’s affiliations with Mesirow Financial, Inc. and Sterling Investment Services, Inc., clients have access to insurance products and securities brokerage services. The PrivateBank - Chicago also offers domestic and international wire transfers and foreign currency exchange.

The PrivateBank Mortgage Company results are included in The PrivateBank - Chicago since June 15, 2004, the date of the Company’s acquisition of Corley Financial.

The PrivateBank - Chicago’s balance sheet reflects goodwill of $19.2 million, which remained unchanged from December 31, 2004, and intangibles of $2.0 million at December 31, 2005, compared to $2.2 million at December 31, 2004.

	The PrivateBank - Chicago
	December 31,
	2005	2004	2003
	(in millions)
Total assets	$2,626.1	$2,267.2	$1,786.1
Total deposits	2,164.3	1,689.7	1,422.0
Total borrowings	209.5	372.9	189.6
Total gross loans	1,877.9	1,451.8	1,073.5
Total capital	220.4	173.3	146.0
Net interest income	79.4	63.2	49.1
Provision for loan losses	3.7	3.9	3.7
Non-interest income	7.8	6.3	7.9
Non-interest expense	32.4	28.5	25.0
Year-to-date net income	34.9	26.4	20.5

The PrivateBank - St. Louis and The PrivateBank - Wisconsin

The PrivateBank - St. Louis, a federal savings bank, was established as a new bank subsidiary of the Company on June 23, 2000, and is headquartered in St. Louis, Missouri. The PrivateBank - Wisconsin was established under the charter of The PrivateBank - St. Louis and is presently an office of The PrivateBank - St. Louis. This new office opened in permanent space in downtown Milwaukee, Wisconsin in the third quarter 2005. Both locations offer a full range of real estate lending products including fixed and floating rate permanent and mini-permanent mortgages and construction loans. Personal loans include installment loans and lines of credit, home equity loans and a wide variety of home mortgage loans. Commercial lending products provided by The PrivateBank - St. Louis and The PrivateBank - Wisconsin include lines of credit for working capital, term loans for equipment and letters of credit to support the commitments made by its clients. Non-credit products include lock-box, cash concentration accounts, merchant credit card processing, electronic funds transfer, and other cash management products. Individual banking services include interest-bearing checking, money market deposit accounts, certificates of deposit, ATM/debit cards and investment brokerage accounts. The PrivateBank - St. Louis and The PrivateBank - Wisconsin also offer domestic and international wire transfers and foreign currency exchange. Financial results of The PrivateBank - St. Louis include the results of The PrivateBank - Wisconsin.

	The PrivateBank - St. Louis and The PrivateBank - Wisconsin
	December 31,
	2005	2004	2003
	(in millions)
Total assets	$401.5	$268.2	$195.0
Total deposits	336.0	200.0	147.4
Total borrowings	27.2	45.9	30.0
Total gross loans	333.4	206.1	151.5
Total capital	35.7	20.3	15.9
Net interest income	11.4	7.7	5.4
Provision for loan losses	2.1	0.5	0.7
Non-interest income	2.2	2.4	3.5
Non-interest expense	8.2	5.6	5.5
Year-to-date net income	2.3	2.8	1.8

The PrivateBank - Michigan

The PrivateBank - Michigan, through its main office located in Bloomfield Hills, and offices located in the cities of Grosse Pointe and Rochester, provides personal and commercial banking services primarily to affluent individuals, professionals, entrepreneurs and their business interests. The PrivateBank - Michigan’s commercial lending products include lines of credit for working capital, term loans for equipment and other asset acquisitions and letters of credit to support the commitments make by its clients. Non-credit products include merchant credit card processing and electronic funds transfer. The PrivateBank - Michigan offers a full range of real estate lending products including fixed and floating rate permanent and mini-permanent mortgages, construction and commercial real estate loans. Personal loans include installment loans and secured and unsecured lines of credit, home equity loans and a wide variety of home mortgage loans.

Individual banking services include interest-bearing checking, money market accounts, certificates of deposit, ATM/debit cards and investment brokerage accounts. Through The PrivateBank - Michigan’s affiliations with Linsco Private Ledger, clients have access to insurance products and securities brokerage services. The PrivateBank - Michigan also offers domestic and international wire transfers and foreign currency exchange. The PrivateBank - Michigan balance sheet reflects goodwill of $42.6 million and intangibles of $3.5 million at December 31, 2005, as a result of its acquisition by the Company on June 20, 2005.

The PrivateBank - Michigan
December 31, 2005
(in millions)
Total assets	$462.9
Total deposits	328.9
Total borrowings	51.0
Total gross loans	397.8
Total capital	81.4
Net interest income	8.2
Provision for loan losses	0.7
Non-interest income	0.7
Non-interest expense	4.6
Year-to-date net income	2.3

Wealth Management

Wealth Management includes investment management, personal trust and estate services, custodial services, retirement accounts and brokerage and investment services. Investment management professionals work with wealth management clients to define objectives, goals and strategies of the clients’ investment portfolios. Wealth Management personnel assist some trust clients with the selection of an outside portfolio manager to direct account investments. Trust and estate account administrators work with clients and their attorneys to establish estate plans. Consistent with the Company’s philosophy, Wealth Management emphasizes a high level of personal service, including prompt collection and reinvestment of interest and dividend income, weekly valuation, tracking of tax information, customized reporting and ease of security settlement. The minority interest expense related to Lodestar is included in non-interest expense for this segment.

	Wealth Management
	December 31,
	2005	2004	2003
	(in millions)
Wealth Management assets under management	$2,436.8	$1,727.5	$1,494.9
Wealth Management fee revenue	10.0	8.3	6.6
Net interest income	0.7	1.6	1.2
Non-interest income	10.0	8.3	6.6
Non-interest expense	9.4	7.5	6.7
Year-to-date net income	1.0	1.4	0.6

Holding Company Activities

Holding Company Activities consist of parent company only matters. The Holding Company’s most significant assets are net investments in its three banking subsidiaries, The PrivateBank - Chicago, The PrivateBank - St. Louis, and The PrivateBank - Michigan. On June 15, 2004, the Company formed a mortgage company subsidiary, The PrivateBank Mortgage Company, as a result of its acquisition of Corley Financial Corporation. On June 20, 2005, the Company acquired The PrivateBank- Michigan as part of its acquisition of BHB. Prior to the close of the acquisition, the Company completed a private placement of $7.6 million of its common stock to investors in that bank’s market area, including certain members of the bank’s management team.

During the first quarter 2001, in connection with the issuance of $20.0 million of 9.50% trust preferred securities, the Holding Company issued $20.0 million of subordinated debentures which are accounted for as long-term debt and also qualify as Tier 1 and Tier 2 capital (see note 8). The Tier 1 qualifying amount is limited to 25% of Tier 1 capital under Federal Reserve regulations. The excess amount qualifies as Tier 2 capital. On December 31, 2005, the Company redeemed the $20.0 million 9.50% trust preferred securities and related junior subordinated debentures. As a result of this redemption, the Company incurred a pre-tax charge of approximately $980,000.

On June 20, 2005, the Company issued $50.0 million in fixed/floating rate trust preferred securities through PrivateBancorp Statutory Trust II, a newly created business trust subsidiary, and related junior subordinated debentures. The trust preferred securities will pay interest quarterly at a fixed rate of 6.00% until September 2010 and then subsequently pay interest quarterly at a floating rate equal to three-month LIBOR plus 1.71%. The trust preferred securities mature in September 2035 and are callable at par at the option of the Company in whole or in part after year five, on any interest payment date. In connection with the acquisition of The PrivateBank - Michigan, the Company acquired $8.0 million in floating rate trust preferred securities. The trust preferred securities and related junior subordinated debentures pay interest quarterly at a rate of three-month LIBOR plus 2.65%. The trust preferred securities have a maturity date of June 17, 2034 and are callable beginning June 17, 2009.

On December 5, 2005, the Company issued $40.0 million of trust preferred securities and related junior subordinated debentures. These securities mature in December 2035 but are redeemable at par at our option after five years. The trust preferred pay quarterly distributions at a rate of 6.10% for five years and thereafter at a rate equal to the three-month LIBOR rate plus 1.50%. A portion of the proceeds was used to fund the redemption, on December 31, 2005 of $20.0 million of previously outstanding 9.50% trust preferred securities that were originally issued in 2001. By refunding this $20.0 million of trust preferred securities at a rate of 6.1% from 9.5%, we will reduce our annual carrying cost by $700,000.

On September 29, 2005, the Company entered into a $65.0 million credit facility with LaSalle Bank N.A. (“LaSalle”). The new credit facility replaces an existing $40.0 million revolving credit facility that was originally entered into in February 2000 with LaSalle.

The new $65.0 million credit facility is comprised of a $40.0 million senior debt facility and $25.0 million of subordinated debt. The senior debt facility is comprised of a $250,000 term loan with a maturity of December 31, 2016, and a revolving loan with a maturity of December 1, 2005 which was extended to December 31, 2006 during the fourth quarter 2005. The subordinated debt matures on December 31, 2016. The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 120 basis points, with a floor of 3.50%. The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 135 basis points, with a floor of 3.50%. LaSalle has made $25.0 million available on the subordinated debt facility. The subordinated debt qualifies as Tier 2 capital under applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System.

At December 31, 2005, the Company had $8.25 million outstanding on the senior debt facility and $5.0 million of subordinated debt outstanding. The credit facility is used for general corporate and other working capital purposes. The Company expects to further draw down on the facilities over the next year to support continued balance sheet growth and to maintain its well-capitalized position.

Holding Company Activities are reflected primarily by interest expense on borrowings and operating expenses. Recurring holding company operating expenses consist of compensation (amortization of restricted stock awards, other salary expense) and miscellaneous professional fees. In May of 2002, PrivateBancorp, Inc. acquired an office building located in St. Charles, Illinois, for $1.8 million from Towne Square Realty. The St. Charles location of The PrivateBank -Chicago continues to lease space in the building and pays rent to the Holding Company at the same terms and conditions as was paid to the prior owner.
	Holding Company Activities
	December 31,
	2005	2004	2003
	(in millions)
Total assets	$345.4	$213.3	$186.8
Total capital	235.5	194.1	167.0
Total borrowings	13.3	—	—
Long term debt—trust preferred securities	98.0	20.0	20.0
Non-interest income	0.2	0.2	0.2
Non-interest expense	6.7	4.3	3.2
Net interest expense	4.1	1.6	2.5
Net loss	7.0	3.7	3.8

The following tables present a reconciliation of certain operating information for reportable segments for the periods presented and the reported consolidated balances (in millions):

2005	The PrivateBank - Chicago	The PrivateBank - St. Louis & Wisconsin	The PrivateBank - Michigan(2)	Wealth Management	Holding Company Activities	Intersegment Eliminations(3)	Consolidated
Total assets	$2,626.1	$401.5	$462.9	$—	$345.4	$(338.6)	$3,497.3
Total deposits	2,164.3	336.0	328.9	—	—	(5.8)	2,823.4
Total borrowings(1)	209.5	27.2	51.0	—	111.3	4.0	395.0
Total loans	1,877.9	333.4	397.8	—	—	(1.0)	2,608.1
Total capital	220.4	35.7	81.4	—	235.5	(334.4)	238.6
Net interest income (expense)	79.4	11.4	8.2	0.7	(4.1)	0.8	96.4
Non-interest income	7.8	2.2	0.7	10.0	0.2	(1.9)	19.0
Non-interest expense	32.4	8.2	4.6	9.4	6.7	1.4	62.7
Net income (loss)	34.9	2.3	2.3	1.0	(7.0)	(2.6)	30.9
Wealth Management assets under management	—	—	506.5	2,039.5	—	(109.2)	2,436.8
Wealth Management fee revenue	—	—		10.0	—	—	10.0

2004	The PrivateBank - Chicago	The PrivateBank - St. Louis	Wealth Management	Holding Company Activities	Intersegment Eliminations(3)	Consolidated
Total assets	$2,267.2	$268.2	$—	$213.3	$ (210.0)	$2,538.7
Total deposits	1,689.7	200.0	—	—	(17.1)	1,872.6
Total borrowings(1)	372.9	45.9	—	20.0	(4.3)	434.5
Total loans	1,451.8	206.1	—	—	(4.5)	1,653.4
Total capital	173.3	20.3	—	194.1	(190.8)	196.9
Net interest income (expense)	63.2	7.7	1.6	(1.6)	2.6	73.5
Non-interest income	6.3	2.4	8.3	0.2	(2.9)	14.3
Non-interest expense	28.5	5.6	7.5	4.3	2.3	48.2
Net income (loss)	26.4	2.8	1.4	(3.7)	(1.6)	25.3
Wealth Management assets under management	—	—	1,805.3	—	(77.8)	1,727.5
Wealth Management fee revenue	—	—	8.3	—	—	8.3

2003	The PrivateBank - Chicago	The PrivateBank - St. Louis	Wealth Management	Holding Company Activities	Intersegment Eliminations(3)	Consolidated
Total assets	$1,786.7	$195.0	$—	$186.8	$ (182.5)	$1,986.0
Total deposits	1,422.0	147.4	—	—	(22.0)	1,547.4
Total borrowings(1)	189.6	30.0	—	20.0	—	239.6
Total loans	1,073.5	151.5	—	—	(0.3)	1,224.7
Total capital	146.0	15.9	—	167.0	(160.0)	168.9
Net interest income (expense)	49.1	5.4	1.2	(2.5)	3.9	57.1
Non-interest income	7.9	3.5	6.6	0.2	(4.3)	13.9
Non-interest expense	25.0	5.5	6.7	3.2	1.7	42.1
Net income (loss)	20.5	1.8	0.6	(3.8)	(1.4)	17.7
Wealth Management assets under management	—	—	1,548.5	—	(53.6)	1,494.9
Wealth Management fee revenue	—	—	6.6	—	—	6.6

(1)	Includes long-term debt-trust preferred securities for the Holding Company segment.
(2)	Includes The PrivateBank - Michigan results since June 20, 2005, the acquisition date.
(3)
Intersegment elimination for gross loans reflects the exclusion of the unearned income for management reporting purposes. The intersegment elimination for total capital reflects the elimination of the net investment in each of the Holding Company subsidiaries in consolidation. The intersegment elimination for total deposits and interest expense reflects the elimination of the holding company’s cash deposited at The PrivateBank - Chicago and St. Louis. The intersegment eliminations for total borrowings and interest expense reflects the exclusion of The PrivateBank Mortgage Company revolving line of credit with The PrivateBank - Chicago and the elimination of intercompany federal funds purchased. The intersegment eliminations include adjustments necessary for each category to agree with the related consolidated financial statements.

NOTE 3—EARNINGS PER SHARE

The following table shows the computation of basic and diluted earnings per share (in thousands, except per share data):

	Income (Numerator)	Weighted Average Shares (Denominator)	Per Share Amount
Year Ended December 31, 2005
Basic Earnings Per Share
Income available to common stockholders	$30,914	20,202	$1.53
Effect of Dilutive Stock Options	—	936
Diluted Earnings Per Share—
Income available to common stockholders	$30,914	21,138	$1.46
Year Ended December 31, 2004
Basic Earnings Per Share
Income available to common stockholders	$25,334	19,726	$1.29
Effect of Dilutive Stock Options	—	964
Diluted Earnings Per Share—
Income available to common stockholders	$25,334	20,690	$1.22
Year Ended December 31, 2003
Basic Earnings Per Share
Income available to common stockholders	$17,748	16,974	$1.05
Effect of Dilutive Stock Options	—	1,007
Diluted Earnings Per Share—
Income available to common stockholders	$17,748	17,981	$0.99

During 2005, 1,526,350 of 1,540,350 unexercised options are included in the diluted earnings per share calculation. During 2004 and 2003 the entire amount of unexercised option shares of 1,465,285 and 1,751,684, respectively, are included in the diluted earnings per share calculation as all options of the Company were dilutive. The exercise prices for all previously granted unexercised stock options ranged from $3.13 to $37.56 in 2005, from $2.61 to $33.45 in 2004, and $2.61 to $21.98 in 2003.

NOTE 4—SECURITIES

The par value and amortized cost of securities as of December 31, 2005 and December 31, 2004 were as follows (in thousands):
	December 31, 2005
	Par Value	Gross Unamortized Premium	Gross Unaccreted Discount	Amortized Cost
Investment Securities—Available for Sale
U. S. Government Agency Mortgage-Backed Securities and Collateralized Mortgage Obligations	$310,763	$9,120	$(358)	$319,525
Corporate Collateralized Mortgage Obligations	—	—	—	—
Tax-Exempt Municipal Securities	236,173	8,746	(30,024)	214,895
Taxable Municipal Securities	3,825	—	—	3,825
Federal Home Loan Bank Stock	142,396	—	—	142,396
Other	2,467	—	—	2,467
	$695,624	$17,866	$(30,382)	$683,108

	December 31, 2004
	Par Value	Gross Unamortized Premium	Gross Unaccreted Discount	Amortized Cost
Investment Securities—Available for Sale
U. S. Government Agency Mortgage-Backed Securities and Collateralized Mortgage Obligations	$320,545	$10,625	$(55)	$331,115
Corporate Collateralized Mortgage Obligations	1,843	—	—	1,843
Tax-Exempt Municipal Securities	225,570	8,704	(31,172)	203,102
Taxable Municipal Securities	3,841	—	—	3,841
Federal Home Loan Bank Stock	208,096	—	—	208,096
Other	4,522	118	(124)	4,516
	$764,417	$19,447	$(31,351)	$752,513

The amortized cost and the estimated fair value of securities as of December 31, 2005 and December 31, 2004 were as follows (in thousands):
	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment Securities—Available-for-Sale
U.S. Government Agency Mortgage-Backed Securities and Collateralized Mortgage Obligations	$319,525	$941	$(4,212)	$316,254
Corporate Collateralized Mortgage Obligations	—	—	—	—
Tax-Exempt Municipal Securities	214,895	15,356	(43)	230,208
Taxable Municipal Securities	3,825	1	—	3,826
Federal Home Loan Bank Stock	142,396	—	—	142,396
Other	2,467	--	—	2,467
	$683,108	$16,298	$(4,255)	$695,151

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment Securities—Available-for-Sale
U.S. Government Agency Mortgage-Backed Securities and Collateralized Mortgage Obligations	$331,115	$3,690	$(1,755)	$333,050
Corporate Collateralized Mortgage Obligations	1,843	—	—	1,843
Tax-Exempt Municipal Securities	203,102	9,270	(162)	212,210
Taxable Municipal Securities	3,841	21	—	3,862
Federal Home Loan Bank Stock	208,096	—	—	208,096
Other	4,516	408	—	4,924
	$752,513	$13,389	$(1,917)	$763,985

The following table presents the age of gross unrealized losses and fair value by investment category (in thousands).

	December 31, 2005
	Less than 12 months		Over 12 months		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Investment Securities—Available-for-Sale
U.S. Government Agency Mortgage-Backed Securities and Collateralized Mortgage Obligations	$178,854	$(1,457)	$137,402	$(2,755)	$316,256	$(4,212)
Corporate Collateralized Mortgage Obligations	—	—	-	—	-	—
Tax-Exempt Municipal Securities	230,133	(43)	75	--	230,208	(43)
Total	$408,987	$(1,500)	$137,477	$(2,755)	$546,464	$(4,255)

	December 31, 2004
	Less than 12 months		Over 12 months		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Investment Securities—Available-for-Sale
U.S. Government Agency Mortgage-Backed Securities and Collateralized Mortgage Obligations	$162,390	$(1,576)	$28,547	$(179)	$190,937	$(1,755)
Corporate Collateralized Mortgage Obligations	—	—	252	—	252	—
Tax-Exempt Municipal Securities	13,441	(162)	--	--	13,441	(162)
Total	$175,831	$(1,738)	$28,799	$(179)	$204,630	$(1,917)

Management does not believe any individual unrealized loss as of December 31, 2005 represents an other-than-temporary impairment. The unrealized losses over 12 months reported for mortgage-backed securities and collateralized mortgage obligations relate primarily to securities issued by FNMA, FHLMC and private institutions. These unrealized losses over 12 months are primarily attributable to changes in interest rates and individually were 1% or less of their respective amortized cost basis.

The amortized cost and estimated fair value of securities at December 31, 2005, by expected maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because obligors may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Due within one year	$54,801	$54,261
Due after one year through five years	227,656	225,793
Due after five years through ten years	175,298	184,343
Due after ten years	82,957	88,357
Securities with no stated maturity	142,396	142,396
	$683,108	$695,151

During 2005 and 2004, securities were sold for total proceeds of $46,192,515 and $176,169,621 respectively, resulting in net gains of approximately $498,991 and $967,517, respectively. Gross gains and gross losses for 2005 were $1,065,045 and $531,560, respectively. Gross gains and gross losses for 2004 were $2,472,978 and $1,505,461, respectively. Taxes related to gross gains and gross losses on investment securities for 2005 were $408,445 and $216,085, respectively. Taxes related to gross gains and gross losses on investment securities for 2004 were $950,684 and $579,893, respectively.

At December 31, 2005, securities with a market value of $417.1 million were pledged to secure public funds, trust deposits and other collateralized deposits for other purposes as required or permitted by law, compared to $469.6 million for the prior year.

In the opinion of management, there were no investments in securities at December 31, 2005 that constituted an unusual credit risk for the Company. As market interest rates continued to decline to historic lows late in the third quarter of 2002, in order to protect a portion of the portfolio appreciation should rates rise, the Company entered into a $25.0 million swap. The Company swapped the 10-year rate for three-month LIBOR to act as an economic hedge to a portion of the available-for-sale municipal securities in the portfolio. The December 31, 2005 fair market value adjustment on this swap resulted in a gain of $404,000. Net securities gains of $499,000 were recognized during 2005.

The December 31, 2004 fair market value adjustment on this swap resulted in a loss of $870,000. Net securities gains were $968,000 in 2004.

Change in fair value of securities available for sale is presented on a net basis in the Consolidated Statement of Changes in Stockholders’ Equity. The following table discloses the changes in other comprehensive income as of December 31, 2005 and 2004 on a gross basis (in thousands):

	December 31, 2005
	Before Tax Amount	Tax Effect	Net of Tax Amount
Change in unrealized gains on securities available-for-sale	$1,070	$ 385	$ 685
Less: reclassification adjustment for gains included in net income	(499)	(192)	(307)
Change in net unrealized gains	$ 571	$ 193	$ 378

	December 31, 2004
	Before Tax Amount	Tax Effect	Net of Tax Amount
Change in unrealized (losses) gains on securities available-for-sale	$(2,552)	$ (297)	$ (2,255)
Less: reclassification adjustment for gains included in net income	(968)	(370)	(598)
Change in net unrealized (losses) gains	$(3,520)	$ (667)	$(2,853)

NOTE 5—LOANS

Amounts outstanding by selected loan categories at December 31, 2005 and 2004, including net unamortized deferred loan fees of $2.2 million and $2.6 million, respectively, were as follows (in thousands):

	2005	2004
Real estate—
Residential	$221,786	$90,590
Commercial	1,268,851	855,396
Construction	392,597	219,180
Commercial	436,416	285,336
Personal(1)	288,417	202,861
Total Loans	$2,608,067	$1,653,363

(1) Includes home equity loans and overdrafts.

As of December 31, 2005, $662,837 of loans were designated as nonaccrual, for which none is specifically reserved. The average balance of impaired loans amounted to $962,402 in 2005 and $501,965 in 2004, and $828,500 in 2003. The interest income that would have been recorded if the non-accrual loans had been current in accordance with their original terms was $60,826 in 2005, $26,018 in 2004, and $45,060 in 2003. Please refer to page 53 in this Form 10-K for additional disclosure on loans past due 90 days or more.

Loan concentrations are defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. The banks grant loans to clients located primarily in the metropolitan Chicago, St. Louis, Milwaukee and Detroit areas. There are no other significant concentrations of loans and commitments to make loans other than the categories of loans disclosed above.

NOTE 6—ALLOWANCE FOR LOAN LOSSES

The changes in the allowance for loan losses for the three years ended December 31 were as follows (in thousands):

	2005	2004	2003
Beginning balance	$18,986	$15,100	$11,585
Loans charged off	(537)	(1,166)	(1,218)
Loans recovered	787	653	360
Provision for loan losses	6,538	4,399	4,373
Addition of The PrivateBank - Michigan loan loss reserve	3,614	--	--
Ending balance	$29,388	$18,986	$15,100

NOTE 7—PREMISES AND EQUIPMENT

Bank and building premises and equipment at December 31, 2005 and 2004, consisted of the following (in thousands):

	2005	2004
Land	$110	$110
Building	1,640	1,640
Furniture, fixtures and equipment	13,439	8,603
Leasehold improvements	10,928	6,524
	26,117	16,877
Accumulated depreciation and amortization	(14,363)	(10,391)
Premises and equipment, net	$11,754	$6,486

Included in occupancy expense is depreciation and amortization expense of $4.0 million, $1.7 million, and $1.7 million for 2005, 2004 and 2003, respectively.

Each of the banks leases their main banking facilities and certain branch facilities under noncancellable operating lease agreements. The minimum annual rental commitments under these leases, at December 31, 2005, are as follows:

2006	$3,189,064
2007	3,509,226
2008	3,643,972
2009	3,195,899
2010	3,055,092
2011 and thereafter	22,743,613
Total rental commitments	$39,336,866

Total rent expense, including expenses paid for common area maintenance, included in the consolidated statements of income was $3.3 million, $2.6 million, and $2.4 million for 2005, 2004 and 2003, respectively.

NOTE 8—INCOME TAXES

The components of the total income tax provision in the consolidated statements of income for the years ended December 31, 2005, 2004 and 2003 are as follows (in thousands):

	2005	2004	2003
Income tax provision—
Current—
Federal	$17,550	$5,807	$4,296
State	3,694	1,690	150
	21,244	7,497	4,446
Deferred—
Federal	(5,753)	1,884	1,743
State	(526)	266	439
	(6,279)	2,150	2,182
Total	$14,965	$9,647	$6,628

The summary reconciliation of the differences between the total income tax provision (benefit) and the amounts computed at the statutory federal tax rate of 35% for the years ended December 31, 2005 and 2004, and 34% for the year ended December 31, 2003 is as follows (in thousands):

	2005	2004	2003
Income tax provision at statutory federal income tax rate	$16,059	$12,267	$8,287
Increase (decrease) in taxes resulting from:
Tax-exempt income	(3,072)	(3,274)	(2,290)
Bank owned life insurance	(500)	(307)	(178)
Zone academy bond credits	(250)	(252)	(251)
State income taxes	2,059	1,271	589
Other	669	(58)	471
Provision for income taxes	$14,965	$9,647	$6,628

The net deferred tax liability is included in other liabilities in the consolidated balance sheet as of December 31, 2005 and 2004. Deferred tax assets and liabilities result from temporary differences between the carrying amounts of assets and liabilities in the financial statements and their related tax bases. The components of the net deferred tax balances as of December 31, 2005 and 2004 are as follows (in thousands):

	2005	2004
Gross deferred tax assets—
Allowance for loan losses	$10,794	$7,021
Leasehold improvements	277	537
Deferred compensation	307	—
Interest rate swap fair value adjustment	632	788
Share based payment expenses	4,378	3,498
Other(1)	718	449
Gross deferred tax assets, net of valuation allowance	17,106	12,293
Gross deferred tax liabilities—
Federal Home Loan Bank stock dividends	(9,445)	(11,919)
Unrealized gain on securities available for sale	(4,623)	(4,417)
Goodwill amortization	(1,263)	(949)
Acquisition of Intangible assets (The PrivateBank-Michigan)	(1,188)	—
Other	(1,341)	(1,833)
Gross deferred tax liabilities	(17,860)	(19,118)
Net deferred tax liabilities	$(754)	$(6,825)

(1) There was no remaining alternative minimum tax credit carryforward as of December 31, 2005. As of December 31, 2004, other tax assets includes an alternative minimum tax credit carryforward in the amount of $160,232. These credits do not expire.

NOTE 9—DEPOSITS AND FUNDS BORROWED

The maturity distribution of time deposits of $100,000 or greater and a summary of all funds borrowed and outstanding and the rate in effect on such borrowings (including brokered deposits) at December 31, 2005 and 2004 is presented in the table below (in thousands):

Time Deposits $100,000 and greater:	12/31/05	12/31/04
Three months or less	$313,167	$206,390
Over three through six months	235,231	104,899
Over six through twelve months	231,103	130,239
Over twelve months	307,722	246,766
Total	$1,087,223	$688,294

Funds Borrowed:	Current Rate	Maturity	12/31/05
Long Term Funds Borrowed	5.37%	12/31/2016	$5,000
Subordinated note	5.05%	12/22/2010	4,985
FHLB fixed advance	4.61%	9/20/2010	5,000
FHLB fixed advance	4.21%	9/1/2010	6,900
FHLB fixed advance	4.64%	3/8/2010	5,000
FHLB fixed advance	4.25%	12/28/2009	11,500
FHLB fixed advance	3.87%	12/23/2009	1,080
FHLB fixed advance	4.07%	3/20/2009	5,000
FHLB fixed advance	3.80%	1/25/2009	1,600
FHLB fixed advance	3.89%	11/17/2008	5,000
FHLB fixed advance	3.67%	9/29/2008	25,000
FHLB fixed advance	5.29%	6/23/2008	4,000
FHLB fixed advance	3.95%	5/5/2008	3,000
FHLB advance	3.97%	12/13/2007	2,000
FHLB fixed advance	4.88%	11/15/2007	4,000
FHLB fixed advance	5.08%	10/24/2007	5,000
FHLB fixed advance	2.71%	7/7/2007	5,000
FHLB fixed advance	3.92%	2/9/2007	3,000
FHLB prepayable LIBOR fixed advance	4.35%	1/31/2007	10,000
FHLB fixed advance	3.41%	1/25/2007	1,500
FHLB fixed advance	3.97%	1/5/2007	4,640
FHLB fixed advance	3.97%	1/5/2007	3,825
Total Long Term Funds Borrowed			$122,029

Short Term Funds Borrowed
Line of credit	5.12%	12/1/2006	$8,250
FHLB fixed advance	3.26%	11/16/2006	1,000
FHLB fixed advance	2.87%	11/14/2006	25,000
FHLB fixed advance	3.93%	9/1/2006	3,999
FHLB fixed advance	4.30%	8/18/2006	5,000
FHLB fixed advance	4.19%	8/11/2006	28,535
FHLB fixed advance	2.43%	7/17/2006	1,000
FHLB fixed advance	2.21%	6/26/2006	5,000
FHLB fixed advance	3.04%	6/23/2006	2,850
FHLB fixed advance	4.73%	5/30/2006	5,000
FHLB fixed advance	3.72%	3/31/2006	5,000
FHLB prepayable LIBOR fixed advance	4.54%	3/6/2006	25,000
FHLB advance	3.97%	3/6/2006	3,000
FHLB fixed advance	2.97%	1/25/2006	4,700
FHLB fixed advance	2.12%	1/17/2006	2,000
FHLB fixed advance	3.28%	1/13/2006	1,000
FHLB fixed advance	2.28%	1/3/2006	10,000
Fed funds purchased	4.25%	daily	30,000
Demand repurchase agreements (1)	2.25%	daily	8,616
Total Short Term Funds Borrowed			$174,950
Total funds borrowed			$296,980

Additional information for short term borrowings:
Average balance outstanding			$221,469
Maximum amount outstanding at any month-end during the year			259,643
Balance outstanding at end of year			174,950
Weighted average interest rate during year			3.08%
Weighted average interest rate at end of year			3.50

(1) Demand repurchase agreements are a form of retail repurchase agreements offered to certain clients of The PrivateBank - Chicago and The PrivateBank - St. Louis. Funds are swept each business day from the client’s demand deposit account. These amounts are not deposits and are not insured, but are secured by a pool of securities pledged specifically for this purpose.

Funds Borrowed:	Current Rate	Maturity	12/31/04
Long Term Funds Borrowed
FHLB fixed advance	3.87%	12/23/2009	$ 1,080
FHLB fixed advance	4.25%	12/28/2009	11,500
FHLB fixed advance	3.67%	9/29/2008	25,000
FHLB fixed advance*	2.61%	12/13/2007	2,000
FHLB prepayable LIBOR fixed advance	2.58%	12/8/2006	25,000
FHLB fixed advance	3.26%	11/16/2006	1,000
FHLB fixed advance	2.87%	11/14/2006	25,000
FHLB fixed advance	2.43%	7/17/2006	1,000
FHLB fixed advance	3.04%	6/23/2006	2,850
FHLB fixed advance	2.12%	1/17/2006	2,000
FHLB fixed advance	2.28%	1/3/2006	10,000
Total Long Term Funds Borrowed			$106,430

Short Term Funds Borrowed
FHLB fixed advance	2.83%	11/8/2005	$ 2,000
FHLB fixed advance	2.31%	11/7/2005	2,000
FHLB fixed advance	2.52%	10/25/2005	2,000
FHLB fixed advance (2)	6.50%	10/24/2005	25,366
FHLB fixed advance	2.40%	9/6/2005	5,000
FHLB fixed advance	1.69%	8/17/2005	25,000
FHLB fixed advance	1.83%	7/15/2005	3,000
FHLB fixed advance	1.91%	6/15/2005	7,000
FHLB fixed advance	1.96%	6/15/2005	25,000
FHLB fixed advance	1.95%	5/9/2005	2,000
FHLB fixed advance	1.55%	1/31/2005	25,000
FHLB fixed advance	1.45%	1/13/2005	1,000
FHLB Open line of credit	2.47%	Daily	18,500
Fed funds purchased	2.40%	Daily	160,000
Demand repurchase agreements (3)	0.90%	Daily	5,223
Total Short Term Funds Borrowed			$308,089
Total funds borrowed			$414,519

Additional information for short term borrowings:
Average balance outstanding			$194,888
Maximum amount outstanding at any month-end during the year			322,189
Balance outstanding at end of year			308,089
Weighted average interest rate during year			1.62%
Weighted average interest rate at end of year			2.54

(1) The Company had the right to cancel this advance after one year and did so on September 4, 2004.
(2) This FHLB advance is subject to a fair value hedge utilizing an interest rate swap with a fair value of $2.0 million in 2004 and 2003. The contractual par amount on the advance is $25.0 million.
(3) Demand repurchase agreements are a form of retail repurchase agreements offered to certain clients of The PrivateBank - Chicago and The PrivateBank - St. Louis. Funds are swept each business day from the client’s demand deposit account. These amounts are not deposits and are not insured, but are secured by a pool of securities pledged specifically for this purpose.

The scheduled maturities of time deposits (including brokered deposits) as of December 31, 2005, for the years 2006 through 2010 and thereafter, are as follows (in thousands):

For year ending December 31,
2006	$839,190
2007	133,123
2008	37,739
2009	36,326
2010 and thereafter	119,239
Total	$1,165,617

On September 29, 2005, the Company entered into a $65.0 million credit facility with LaSalle. The new credit facility replaces an existing $40.0 million revolving credit facility that was originally entered into in February 2000 with LaSalle.

The $65.0 million credit facility is comprised of a $40.0 million senior debt facility and $25.0 million of subordinated debt. The senior debt facility is comprised of a $250,000 term loan with a maturity of December 31, 2016, and a revolving loan with a maturity of December 1, 2005, which was extended to December 31, 2006 during the fourth quarter 2005. The subordinated debt matures on December 31, 2016. The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 120 basis points, with a floor of 3.50%. The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 135 basis points, with a floor of 3.50%. LaSalle has made $25.0 million available on the subordinated debt facility. The subordinated debt qualifies as Tier 2 capital under applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System.

At December 31, 2005, the Company had $8.25 million outstanding on the senior debt facility and $5.0 million of subordinated debt outstanding. The $25.0 million subordinated debt component of the facility qualifies as Tier 2 capital. The credit facility is used for general corporate and other working capital purposes. The Company expects to further draw down on the facilities over the next year to support continued balance sheet growth.

NOTE 10—LONG TERM DEBT—TRUST PREFERRED SECURITIES

As of December 31, 2005 the Company owned 100% of the common securities of three trusts, PrivateBancorp Statutory Trust II, Bloomfield Hills Statutory Trust I and PrivateBancorp Statutory Trust III. PrivateBancorp Statutory Trust II and PrivateBancorp Statutory Trust III were established as wholly-owned subsidiaries of the Company in June 2005 and December 2005, respectively. Bloomfield Hills Statutory Trust I was acquired as part of the acquisition of BHB on June 20, 2005. The Trusts were formed for purposes of issuing trust preferred securities to third-party investors and investing the proceeds from the issuance of the trust preferred securities and common securities solely in junior subordinated debentures (“Debentures”) issued by the Company or BHB, as the case may be, with the same maturities and interest rates as the trust preferred securities. The Debentures are the sole assets of the Trusts.

On June 20, 2005, the Company issued $50.0 million in fixed/floating rate trust preferred securities through PrivateBancorp Statutory Trust II, a newly created business trust subsidiary. The trust preferred securities will pay interest quarterly at a fixed rate of 6.00% until September 2010 and then subsequently pay interest quarterly at a floating rate equal to 3 month LIBOR plus 1.71%. The trust preferred securities mature in September 2035 and are callable at par at the option of the Company in whole or in part after year five, on any interest payment date. In connection with the acquisition of BHB, the Company acquired $8.0 million in floating rate trust preferred securities. The trust preferred securities and related junior subordinated debentures pay interest quarterly at a rate equal to three month LIBOR plus 2.65%. The trust preferred securities have a maturity date of June 17, 2034 and are callable beginning June 17, 2009.

On December 5, 2005, the Company issued $40.0 million of trust preferred securities and related junior subordinated debentures. These securities mature in December 2035 but are redeemable at par at our option after five years. The trust preferred securities pay quarterly distributions at a rate of 6.10% for five years and thereafter at a rate equal to the three-month LIBOR rate plus 1.50%. A portion of the proceeds was used to fund the redemption, on December 31, 2005 of $20.0 million of previously outstanding 9.50% trust preferred securities that were originally issued in 2001. As a result of this redemption, the Company incurred a one-time, pre-tax charge of approximately $980,000.

The Trusts are reported in the Company’s consolidated financial statements as unconsolidated subsidiaries. Accordingly, the Debentures, which include the Company’s ownership interest in the Trusts, are reflected as “Long-term debt — trust preferred securities” and the common securities are included in “Available-for-sale securities.”

The following table is a summary of the Company’s Long-term debt — trust preferred securities as of December 31, 2005. The Debentures represent the aggregate liquidation amount issued.

Long-term debt -- Trust Preferred Securities (dollars in thousands)

	Trust			Earliest
	Preferred		Maturity	Redemption	Coupon
Issuance Trust	Securities	Debentures	Date	Date	Rate
PrivateBancorp Statutory Trust II	$50,000	$51,547	09/15/35	09/15/10	6.00%(1)
Bloomfield Hills Statutory Trust I	8,000	8,248	06/17/34	06/17/09	Floating LIBOR + 2.65%
PrivateBancorp Statutory Trust III	40,000	41,238	12/15/35	12/15/10	6.10%(2)

Total	$98,000	$101,033

(1)	6.00% rate effective until 9/15/2010, then floating at three-month LIBOR + 1.71%.
(2)	6.10% rate effective until 12/15/2010, then floating at three-month LIBOR + 1.50%.

The Company has guaranteed the payment of distributions and payments upon liquidation or redemption of the Trust Preferred Securities, in each case to the extent of funds held by the Trusts. The Company and the Trusts believe that, taken together, the obligations of the Company under the guarantees, the Debentures, and other related agreements provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trusts under the trust preferred securities. Subject to certain limitations, the Company has the right to defer the payment of interest on the Debentures at any time, or from time to time, for a period not to exceed 20 consecutive quarters. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Debentures at maturity or their earlier redemption. The Debentures are redeemable in whole or in part prior to maturity at any time after the dates shown in the table, and earlier at the discretion of the Company if certain conditions are met, and, in any event, only after the Company has obtained Federal Reserve approval, if then required under applicable guidelines or regulations.

The Company’s aggregate principal amount of outstanding trust preferred securities at December 31, 2005 is $98.0 million. As of December 31, 2005, $76.0 million of the trust preferred securities is eligible for treatment as Tier I capital as allowed by the Federal Reserve. On February 28, 2005, the Federal Reserve issued a final rule that retains Tier 1 capital treatment for trust preferred securities but with stricter limits. Under the rule, after a five-year transition period, the aggregate amount of the trust preferred securities and certain other capital elements will retain their current limit of 25% of Tier 1 capital elements, net of goodwill less any associated deferred tax liability. The amount of trust preferred securities and certain other capital elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Applying the final rule at December 31, 2005, the Company would still be considered well-capitalized under regulatory capital guidelines.

NOTE 11— Accounting for stock-based compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R (revised 2004), “Share Based Payment.” The Company elected the modified-retrospective-transition method, which results in the restatement of prior periods by recognizing compensation cost in the amounts previously reported in the pro forma footnote disclosures. Compensation cost recognized includes the cost of all share-based payments granted, but not yet fully vested in all periods presented.

The following table summarizes the impact of modified retrospective application on the previously reported results for the period shown:

	Year Ended December 31,
	2005	2004	2003

Income before income taxes, originally reported	$48,637	37,498	26,378
Stock-based compensation expense under the fair value method	(2,758)	(2,517)	(2,002)
Income before income taxes, restated	$45,879	34,981	24,376

Net Income, originally reported	$33,420	26,995	19,069
Stock-based compensation expense under the fair value method, net of tax	(2,506)	(1,662)	(1,322)
Net Income, restated	$30,914	25,333	17,747

Net income per share (basic), originally reported	$1.65	1.37	1.12
Net income per share (basic), restated	1.53	1.29	1.05

Net income per share (diluted), originally reported	$1.58	1.30	1.06
Net income per share (diluted), restated	1.46	1.22	0.99

The following table includes the adjustments to these accounts as of January 1, 2004, the beginning of the earliest period presented.

	As Reported January 1, 2004	Adjustment for adoption of SFAS No. 123R	Adjusted Balance January 1, 2004
	(in thousands)
Retained earnings	46,193	(5,016)	41,177
Additional Paid in Capital	93,943	4,578	98,521
Deferred compensation	(2,796)	2,796	-
Deferred Income Tax Asset	2,100	1,991	4,091

Prior to January 1, 2006, the Company accounted for its stock-based employee compensation plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” No stock based employee compensation was recognized in the Consolidated Statements of Income in periods prior to the restatements under SFAS No. 123R, as all options granted under the Company’s compensation plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits of deductions resulting from the exercise of stock options and vesting of restricted shares as operating cash flows in the Statement of Cash Flows. SFAS No. 123R requires the cash flows resulting from the tax benefits of these tax deductions in excess of the compensation cost recognized for those share-based payments (the excess tax benefits) be classified as financing cash flows. The excess tax benefit in financing cash flows was $1.2 in 2005, $2.6 million in 2004 and $493,000 in 2003.

As of December 31, 2005, total unrecognized compensation costs related to unvested stock options was $4.6 million with a weighted average remaining life of 3.5 years.

During the second quarter 2004, the Company adopted the binomial method of valuing options for options granted in the second quarter 2004 and going forward. Previously the Black-Scholes method was used. The binomial method takes into account more assumptions about a grant's features and better estimates employees' likely behavior regarding option exercises.

In determining the fair value of each option grant, the Company used the following assumptions for grants made in 2005: dividend yield of 0.57%; risk-free interest rate ranging from 3.82% to 4.19%; expected lives of 7 years for the stock options; and expected volatility of 30%, computed from an index of strategic peer company composite volatility over a five year basis. The following assumptions for grants made in 2004 were used: dividend yield of 0.37%; risk-free interest rate ranging from 3.74% to 4.27%; expected lives of 7 years for the stock options; and expected volatility of approximately 30%. Options granted to management are generally incentive stock options and vest over four years. Options granted to board members are nonqualified options and vest in the year granted.

The Company has the following employee savings and incentive plans.

a. Savings and Retirement Plan

The Company maintains The PrivateBancorp, Inc. Savings and Retirement Plan (the “Plan”) pursuant to Section 401(k) of the Internal Revenue Code, whereby eligible employees may contribute a percentage of compensation, but not in excess of the maximum amount allowed under the Code. The banks can make discretionary contributions to the Plan as determined and approved by the bank’s board of directors. Total discretionary contributions to the Plan amounted to $526,989, $365,180, and $304,178 in 2005, 2004 and 2003, respectively.

b. Stock Options

The Company has stock options outstanding (split-adjusted) under its Stock Incentive Plan and the Incentive Compensation Plan approved by shareholders in 2005 of 607,515 and 932,835 and in 2004 of 790,535 and 655,050 shares, respectively for each plan. For the options that have been granted under each of the plans, the option price is not less than the fair market value on the date of grant. Options granted to employees are first exercisable beginning on the second anniversary date of the grant, and are fully vested on the fourth anniversary date. Options awarded to non-employee directors vest at the end of the year in which the awards are granted. For future grants, the Company anticipates vesting employee options equally over the first five years on each anniversary date and non-employee director options equally over the first three years on each anniversary date.

At December 31, 2005, the Incentive Compensation Plan had 601,380 shares available to be granted under the Plan either pursuant to the granting of stock options, as restricted stock awards or as deferred stock units. No shares remain available for grant under the Stock Incentive Plan.

The following table summarizes the status of the Company’s stock option agreements and stock option program as of December 31, 2005 and 2004, adjusted to reflect our 2-for-1 stock split effective May 31, 2004, and changes during the years then ended:

	2005		2004
	Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	1,445,585	$12.65	1,735,934	$7.38
Granted	336,700	32.04	307,650	27.39
Exercised	(202,985)	5.76	(579,999)	4.70
Forfeited	(38,950)	18.26	(18,000)	17.23
Outstanding at end of year	1,540,350	17.65	1,445,585	12.65
Options exercisable at year-end	881,975	10.49	805,285	6.71
Weighted average fair value of options granted during the year	$12.07		$11.96

The range of exercise prices was $3.13 to $37.56 and the weighted average remaining contractual life was 6.7 years for stock options outstanding as of December 31, 2005. The weighted average contractual life of stock options that were vested and unexercised at December 31, 2005 was 5.3 years. The aggregate intrinsic value of these options was $22.1 million. If these options were exercised, the Company would receive an additional $9.0 million of capital.

The following table presents the range of exercise prices for the stock option grants outstanding at December 31, 2005.
Exercise Price Range	Stock Options Outstanding	Weighted Average Remaining Contractual Life
$3.13 - $7.50	607,515	3.9
$17.23 - $29.31	542,135	7.9
$30.59 - $37.56	390,700	9.3
Total stock options outstanding	1,540,350	6.7

c. Restricted Stock

In 2005 and 2004, the Company awarded 150,300 and 128,500 restricted shares, respectively, as follows:
Grant Date	Shares Granted	Price
2005:
January 2005	1,500	$30.98
February 2005	1,500	$33.08
March 2005	4,500	$31.27
April 2005	86,900	$30.59
June 2005	47,100	$34.28-34.55
July 2005	4,000	$37.56
September 2005	1,500	$33.01
October 2005	3,300	$33.98

Grant Date	Shares Granted	Price
2004:
February 2004	8,000	$24.98
March 2004	4,000	$26.27
April 2004	69,600	$26.89
May 2004	600	$28.40
June 2004	11,500	$26.85-$27.27
August 2004	9,500	$28.56-$29.31
September 2004	4,000	$30.85
October 2004	1,500	$32.95
December 2004	19,800	$33.45-$33.10

Restricted shares carry voting and dividend rights. Sale of the shares is restricted prior to vesting. Subject to continued employment, vesting occurs five years from the date of grant. Upon adoption of SFAS No. 123R, the Company records compensation expense on a straight-line basis over the vesting period based on the fair market value on the grant date. Included in salaries and employee benefits in the consolidated statements of income is compensation expense for restricted shares of $1,944,530, $1,075,188 and $356,852 for 2005, 2004 and 2003, respectively. During 2005, 2,000 restricted shares were forfeited due to departures of employees prior to the completion of the vesting period, compared to 20,400 shares during 2004.

The following table summarizes the status of the Company’s restricted stock program as of December 31, 2005 and 2004, adjusted to reflect all stock splits and changes during the years then ended:

	2005		2004
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Unvested at beginning of period	414,400	$16.23	367,300	$10.22
Granted	150,300	32.09	132,300	28.08
Vested	(73,200)	4.23	(64,800)	5.75
Forfeited	--	--	(20,400)	18.17
Unvested at end of period	491,500	$22.87	414,400	$16.23

As of December 31, 2005, total unrecognized compensation costs related to non-vested restricted stock was $7.9 million with a weighted average remaining life of 3.8 years.

d. Deferred Compensation Plan

The Company established a deferred compensation plan on April 24, 2003 as part of its Incentive Compensation Plan that was approved by shareholders. The purpose of the Company’s Deferred Compensation Plan is to further the Company’s ability to attract and retain high quality executives and non-employee directors. The Plan also furthers the retention of stock ownership of participants by facilitating deferral of gains resulting from the exercise of nonqualified stock options or the receipt of shares pursuant to awards under the Company’s Stock Incentive Plan and the Incentive Compensation Plan, and conversion of cash compensation into deferred stock units representing the right to receive, on a one-for-one basis, shares of Company Common Stock. The Deferred Compensation Plan permits the deferral of base compensation, bonus compensation, and/or cash and the receipt of shares of Common Stock pursuant to exercises of non-qualified stock options and pursuant to other awards under the Company’s Incentive Compensation Plan. The Deferred Compensation Plan is structured as a “nonqualified plan” under applicable IRS and Department of Labor guidelines. At December 31, 2005 and 2004, 12,269 and 7,767 deferred stock units, respectively, were recorded in the plan.

NOTE 12—RELATED-PARTY TRANSACTIONS

An analysis of loans made to directors and executive officers of the Company and the banks follows:

Balance, December 31, 2004	$20,041,904
Additions	9,447,934
Collections	(10,675,137)
Balance, December 31, 2005	$18,814,701

Directors and executive officers of the Company and the banks were clients of and had transactions with the banks in the ordinary course of business during the period presented above and additional transactions may be expected in the future. In management’s opinion, all outstanding loans, commitments and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectability or other unfavorable features.

The Company is the general partner in a partnership for investment purposes. Through a contractual arrangement, The PrivateBank - Chicago’s wealth management department maintains the partnership’s records and earns an administrative fee from the partnership.

During 2005, The PrivateBank - Chicago paid Worknet, an information technology firm of which director William Castellano is chairman and CEO, $10,275 for services rendered, compared to $9,750 in 2004.

During 2005 and 2004, The PrivateBank - Chicago incurred professional fees for services provided by the law firm Spitzer, Addis, Susman & Enders in the amount of approximately $7,309, and $124,732, respectively. Michael Susman, who is one of the Company’s directors, is a partner of that firm.

During 2005 and 2004, the Company paid $124,375 and $80,535, respectively, to the law firm of Neal, Gerber & Eisenberg, for legal services. Phillip Kayman, one of the Company’s directors, is a partner at Neal, Gerber & Eisenberg.

Mr. Mandell’s daughter-in-law is employed by The PrivateBank - Chicago as a Managing Director. In 2005, she was paid an aggregate salary and bonus of $151,000, granted options to purchase 1,700 shares of the Company’s common stock at an exercise price of $30.59 per share and awarded 900 shares of restricted stock. In 2004, she was paid an aggregate salary and bonus of $145,000, granted options to purchase 1,600 shares of the Company’s common stock at an exercise price of $26.89 per share and awarded 800 shares of restricted stock. Mr. Goldstein’s son-in-law is employed as a Managing Director of Lodestar, a subsidiary of The PrivateBank - Chicago. He received an aggregate salary and bonus of $230,560 in 2005 and $209,240 in 2004.

NOTE 13—DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Derivative Financial Instruments

The Company enters into certain derivative financial instruments as part of its strategy to manage its exposure to market risk. Market risk is the possibility that, due to changes in interest rates or other economic conditions, the Company’s net interest income will be adversely affected. The Company entered into an interest rate swap agreement on November 23, 2001 in order to hedge a 6.5% fixed-rate $25.0 million FHLB advance which matured on October 23, 2005. An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating rate index. The Company paid $1.9 million in order to swap the interest on a 6.5% fixed-rate for a 90-day LIBOR-based rate. The difference was amortized to interest expense over the debt’s term outstanding.

As the swap qualified as a fair value hedge, changes in the fair value of the interest rate swap and the changes in the fair value of the advance from the date of designation were recorded through income. During 2005, the hedged transaction matured.

In the third quarter of 2002, the Company entered into a $25.0 million swap in order to protect a portion of the municipal investment security portfolio appreciation should rates rise. The Company swapped the 10-year rate for three-month LIBOR to act as an economic hedge of a portion of the available-for-sale municipal securities in the portfolio. At December 31, 2005, the market value of the interest rate swap associated with this economic hedge was recorded in other liabilities at its fair value of $203,596.

In December 2005, the Company entered into an interest rate swap agreement in order to hedge a fixed rate $20.0 million brokered deposit. We have agreed to receive a 4.6% fixed rate in exchange for payment of three month LIBOR minus 12.5 basis points which matures on June 28, 2006. Because the swap qualifies as a fair value hedge, changes in the fair value of the interest rate swap and the changes in the fair value of the brokered deposit from the date of designation are recorded through income. At December 31, 2005, the fair value of the interest rate swap was $3,050 and is recorded in other assets on the consolidated balance sheet.

The Company does not enter into derivatives for purely speculative purposes. However, certain derivatives have not been designated as SFAS No. 133 hedge relationships. These derivatives include commitments to fund certain mortgage loans to be sold into the secondary market and forward commitments for the future delivery of residential mortgage loans. It is the Company’s practice to enter into forward commitments for the future delivery of fixed rate residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates on its commitments to fund the loans as well as on its portfolio of mortgage loans held-for-sale. At December 31, 2005, the Company had approximately $13.8 million of interest rate lock commitments and $13.8 million of forward commitments for the future delivery of residential mortgage loans. The fair values were estimated based on changes in mortgage rates from the date of the commitments.

Credit Risk and Market Risk

By their nature, all financial instruments involve risk, including credit risk for nonperformance by counterparties. The contract or notional amounts of these instruments reflect the extent of involvement we have in particular classes of financial instruments. The maximum potential loss may exceed any amounts recognized in the Consolidated Balance Sheets. However, the Company’s maximum exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees is limited to the amount drawn and outstanding on those instruments.

Exposure to credit risk is controlled through credit approvals, credit limits, obtaining collateral and continuous monitoring procedures and reserves for losses are established when deemed necessary.

All financial instruments inherently expose the holders to market risk, including changes in interest rates. The Company manages its exposure to these market risks through our regular operating and financing activities and, commencing in 2001, when appropriate, through the use of derivative financial instruments.

Financial Instruments with Off-Balance-Sheet Risk

The Company has, through its subsidiaries, entered into credit-related instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its clients. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements.

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed to completely perform as contracted.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. The banks use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 2005 and 2004, the banks had the following categories of credit-related financial instruments:

	2005	2004
	(in thousands)
Commitments to extend credit	$987,466	$581,167
Standby letters of credit	81,855	55,830

Note: all commitments are floating and are shown at contract amount.

Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The banks evaluate each client’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the banks to guarantee the performance of a client to a third-party. Those guarantees are primarily issued to support commercial business activities of bank clients. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to clients. The bank holds collateral supporting those commitments for which collateral is deemed necessary. It is the banks’ general policy to require third-party guarantees on all standby letters of credit regardless of the collateral used to secure a standby letter of credit. The majority of our standby letters of credit are secured by cash or other collateral.

The following table summarizes the maturity of standby letters of credit and commitments to extend credit:

	Expiring in:
	Total	2006	2007-2008	2009-2010	2011+
	(in thousands)
Standby letters of credit	$81,855	$58,022	$21,698	$2,060	$75
Commitments to extend credit	987,466	596,963	273,464	38,796	78,241
Total	$1,069,321	$654,985	$295,162	$40,858	$78,316

In addition, at December 31, 2005, the Company had approximately $13.8 million in commitments to fund residential mortgage loans to be sold into the secondary market. These lending commitments are also considered derivatives instruments under the guidelines of SFAS No. 133. The Company also enters into forward contracts for the future delivery of residential mortgage loans at specified interest rates to reduce the interest rate risk associated with commitments to fund loans as well as mortgage loans held for sale. These contracts are also considered derivative instruments under SFAS No. 133 and totaled approximately $13.8 million as of December 31, 2005.

NOTE 14—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The following presents the carrying value and estimated fair value of the various classes of financial instruments held by the Company and its subsidiaries at December 31, 2005 and 2004. This information is presented solely for compliance with FAS No. 107 “Disclosures about Fair Value of Financial Instruments,” and is subject to change over time based on a variety of factors. Because no active market exists for a significant portion of the financial instruments presented below and the inherent imprecision involved in the estimation process, management does not believe the information presented reflects the amounts that would be received if the Company’s assets and liabilities were sold nor does it represent the fair value of the Company as an entity.

Where possible, the Company has utilized quoted market prices to estimate fair value. Since quoted market prices were not available for a significant portion of the financial instruments, the fair values were approximated using discounted cash flow techniques. Fair value estimates are made at a specific point in time, based on judgments regarding future expected loss experience, current economic conditions, risk conditions, risk characteristics of various financial instruments and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

	December 31, 2005		December 31, 2004
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(in thousands)
Assets—
Cash and cash equivalents	$61,869	$61,869	$50,654	$50,654
Securities	695,151	695,151	763,985	763,985
Loans held for sale	5,269	5,269	7,200	7,200
Net loans	2,578,679	2,564,185	1,634,377	1,624,314
Accrued interest receivable	16,642	16,642	10,549	10,549
Interest rate swap	576	576	722	722
Bank owned life insurance	40,860	40,860	21,616	21,616
Liabilities—
Deposits with no stated maturity	1,657,765	1,657,765	1,126,179	1,126,179
Time deposits	1,165,617	1,154,532	746,456	739,579
Total deposits	$2,823,382	$2,812,297	$1,872,635	$1,865,758
Accrued interest payable	8,767	8,767	3,949	3,949
Funds borrowed	296,980	294,948	414,519	412,938
Long-term debt—trust preferred securities	98,000	99,813	20,000	20,635

The following methods and assumptions were used to estimate the fair value of each class of financial instruments. These assumptions were based on subjective estimates of market conditions and perceived risks of the financial instruments at a certain point in time.

a. Cash and Cash Equivalents, Accrued Interest Receivable and Interest Payable

For these short-term instruments, the carrying value approximates fair value because these instruments are short-term in nature and do not present unanticipated credit concerns.

b. Securities

For securities held to maturity or available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

c. Loans Held for Sale

Loans held for sale are carried at fair value. Fair value is determined based on quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price.

d.   Net Loans

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company’s and the industry’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

Fair value for significant nonaccrual (impaired) loans is based on estimated cash flows that are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are determined using available market information and specific borrower information.

e. Interest Rate Swaps

The fair value of interest swaps executed by the Company is determined based on the fair market value as quoted by broker-dealers.

f. Bank-Owned Life Insurance

The fair value of bank-owned life insurance is equal to its cash surrender value.

g. Deposit Liabilities

The fair value of deposits with no stated maturity, such as non-interest-bearing deposits, interest-bearing deposits, savings and money market deposit accounts, is equal to the amount payable on demand as of year-end. The fair value of certificates of deposit and brokered deposits are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

h. Funds Borrowed

Rates currently available to the Company and the banks for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

i. Off-Balance Sheet Financial Instruments

The Company’s commitments to originate loans and unused lines and outstanding letters of credit are primarily at market-based interest rates, and therefore there is no fair value adjustment.

NOTE 15—REGULATORY REQUIREMENTS

The banks are subject to federal and state laws, which restrict the payment of dividends to the Company. Based on these restrictions, at January 1, 2006, The PrivateBank - Chicago could have declared $82,218,397 in dividends without requesting approval of the applicable federal or state regulatory agency. As of January 1, 2006, The PrivateBank - St. Louis could have declared $8,149,133 in dividends without requesting approval of the applicable federal or state regulatory agency. As of January 1, 2006, The PrivateBank - Michigan could have declared $2,410,326 in dividends without requesting approval of the applicable federal or state regulatory agency.

The PrivateBank - Chicago is required to maintain non-interest-bearing cash balances with the Federal Reserve based on the types and amounts of deposits held. During 2005 and 2004, the average balances maintained to meet the requirement were $25,000.

The Company and the banks are subject to various regulatory capital requirements as established by the applicable federal or state banking regulatory authorities. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the banks must meet specific capital guidelines that involve quantitative measures of the banks’ assets, liabilities and certain off-balance sheet items. The quantitative measures for capital adequacy require the Company and the banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets (leverage). The Company’s and the banks’ capital components, classification, risk weightings and other factors are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material effect on the Company’s financial statements. Prompt corrective action provisions are not applicable to bank holding companies. Management believes that as of December 31, 2005, the Company and the banks meet all minimum capital adequacy requirements to which they are subject.

The most recent notification from the Federal Deposit Insurance Corporation categorized The PrivateBank - Chicago as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain ratios as set forth in the following table. Management believes that no events or changes in conditions have occurred subsequent to such notification to change the bank’s category.

The following table presents selected capital information for the Company (Consolidated), The PrivateBank - Chicago and The PrivateBank - St. Louis as of December 31, 2005 and 2004 (dollars in thousands):
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2005—
Total risk-based capital—
Consolidated	$294,894	10.65%	$221,577	8.00%
The PrivateBank - Chicago	212,377	10.39	163,474	8.00	$204,342	10.00%
The PrivateBank - St. Louis	38,649	10.79	28,657	8.00	35,821	10.00
The PrivateBank - Michigan	39,588	10.89	29,082	8.00	36,353	10.00
Tier 1 risk-based capital—
Consolidated	$238,552	8.61	$110,788	4.00
The PrivateBank - Chicago	191,089	9.35	81,737	4.00	$122,605	6.00
The PrivateBank - St. Louis	34,845	9.73	14,328	4.00	21,493	6.00
The PrivateBank - Michigan	35,292	9.71	14,541	4.00	21,812	6.00
Tier 1 (leverage) capital—
Consolidated	$238,552	7.18	$132,860	4.00
The PrivateBank - Chicago	191,089	7.47	102,384	4.00	$127,981	5.00
The PrivateBank - St. Louis	34,845	9.81	14,205	4.00	17,756	5.00
The PrivateBank - Michigan	35,292	8.66	16,295	4.00	20,369	5.00
As of December 31, 2004—
Total risk-based capital—
Consolidated	$206,101	11.46%	$143,921	8.00%
The PrivateBank - Chicago	160,982	10.14	127,012	8.00	$158,765	10.00%
The PrivateBank - St. Louis	21,746	10.68	16,291	8.00	20,363	10.00
Tier 1 risk-based capital—
Consolidated	$187,115	10.40	$71,961	4.00
The PrivateBank - Chicago	144,159	9.08	63,506	4.00	$95,259	6.00
The PrivateBank - St. Louis	19,583	9.62	8,145	4.00	12,218	6.00
Tier 1 (leverage) capital—
Consolidated	$187,115	7.83	$95,629	4.00
The PrivateBank - Chicago	144,159	6.81	84,724	4.00	$105,905	5.00
The PrivateBank - St. Louis	19,583	7.47	10,483	4.00	13,104	5.00

NOTE 16—CONTINGENT LIABILITIES

Because of the nature of its activities, the Company is from time to time involved in legal actions that arise in the normal course of business. In the judgment of management, after consultation with legal counsel, none of the litigation to which the Company or its subsidiaries is a defendant is expected to have a material effect, either individually or in the aggregate, on the consolidated financial position, results of operations or cash flows of the Company.

NOTE 17—PRIVATEBANCORP, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS (Parent Company Only)
As of December 31, 2005 and 2004

	2005	2004
	(in thousands)
Assets
Cash and due from banks—bank subsidiaries	$5,425	$16,926
Investment in bank subsidiaries	339,346	193,556
Other assets	10,600	7,968
Total assets	$355,371	$218,450
Liabilities and Stockholders’ Equity
Funds borrowed	$13,250	$—
Long-term debt—trust preferred securities	99,795	20,000
Other liabilities	3,697	1,530
Total liabilities	116,742	21,530
Stockholders’ equity	238,629	196,920
Total liabilities and stockholders’ equity	$355,371	$218,450

CONDENSED STATEMENTS OF INCOME (Parent Company Only)
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(in thousands)
Operating income:
Interest income	$230	$343	$80
Interest expense	4,360	1,957	2,616
Net interest expense	(4,130)	(1,614)	(2,536)
Non interest income:
Other income	200	200	202
Operating expense:
Share based payment expense	5,926	3,593	2,377
Other	3,526	3,223	2,850
Total	9,452	6,816	5,227
Loss before income taxes and equity in undistributed net income of bank subsidiaries	(13,382)	(8,230)	(7,561)
Income tax benefit	(3,888)	(2,855)	(2,460)
Loss before equity in undistributed net income of bank subsidiaries	(9,494)	(5,375)	(5,102)
Equity in undistributed net income of bank and nonbank subsidiaries	40,408	30,708	22,849
Net income	$30,914	$25,333	$17,747

The Parent Company Only Statements of Changes in Stockholders’ Equity are the same as the Consolidated Statements of Changes in Stockholders’ Equity.

CONDENSED STATEMENTS OF CASH FLOWS (Parent Company Only)
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(in thousands)
Cash flows from operating activities:
Net income	$30,914	$25,333	$17,747
Adjustments to reconcile net income to net cash used in operating activities—
Equity in net income of bank subsidiaries	(40,408)	(30,708)	(22,849)
Amortization of deferred compensation	1,945	1,075	375
Decrease (increase) in other assets	(261)	(2,486)	(421)
(Decrease) increase in other liabilities	(623)	(592)	(796)
Other, net	(67,885)	201	(342)
Total adjustments	(107,232)	(32,510)	(24,033)
Net cash used in operating activities	(76,318)	(7,177)	(6,286)
Cash flows from investing activities:
Net capital investments in bank subsidiaries	(38,350)	(2,500)	(4,000)
Proceeds from bank subsidiary for Lodestar acquisition	—	—	—
Repayment of investment in subsidiaries	—	—	3,538
Purchase of premises	—	—	—
Net cash used in investing activities	(38,350)	(2,500)	(462)
Cash flows from financing activities:
Funds borrowed	127,645	—	5,000
Repayment of funds borrowed	(34,600)	—	(35,000)
Proceeds from secondary offering	—	—	58,270
Proceeds from exercise of stock options	13,203	6,672	669
Repayment of loan to executive officer	—	—	—
Acquisition of treasury stock	(521)	(2,207)	—
Excess tax benefit	1,166	2,565	493
Dividends paid	(3,726)	(2,424)	(1,410)
Net cash provided by financing activities	103,167	4,606	28,022
Net (decrease) increase in cash and cash equivalents	(11,501)	(5,071)	21,724
Cash and cash equivalents at beginning of year	16,926	21,997	723
Cash and cash equivalents at end of year	$5,425	$16,926	$21,997
Cash paid during the year for:
Interest	$3,371	$1,949	$2,854
Income taxes	$21,263	$3,800	$1,920

NOTE 18—CAPITAL TRANSACTIONS

On June 20, 2005, the Company acquired The PrivateBank- Michigan as part of its acquisition of BHB. Prior to the close of the acquisition, the Company completed a private placement of $7.6 million of its common stock to investors in that bank’s market area, including certain members of the bank’s management team.

During 2005 and 2004, the Company repurchased 15,328 and 69,301 shares, respectively, of its common stock in connection with the satisfaction of stock option exercises and minimum federal withholding tax requirements on the exercise of stock options by a board member, certain employees and the Chief Executive Officer of the Company and shares repurchased in the open market.

NOTE 19—SUBSEQUENT EVENT (UNAUDITED)

As previously disclosed, on August 2, 2006, the Company entered into an agreement and plan of merger to acquire Piedmont Bancshares, Inc. (“Piedmont”), the holding company of Piedmont Bank of Georgia headquartered in Atlanta, Georgia, in a stock and cash transaction valued at $46.6 million. Under the terms of the merger agreement, each holder of Piedmont common stock will be entitled to elect to receive either cash in the amount of $29.68 per share, or that number of shares of the Company’s common stock equal to $29.68 divided by the average of the last reported sales price of the Company’s common stock over the ten days ending five days prior to the closing, subject to a maximum price per share of $48.40 and a minimum price per share of $39.60, as further described in the merger agreement, or a combination of both cash and stock, subject to the limitation and proration procedures detailed in the merger agreement. Approximately 60% of the total consideration will be paid in shares of the Company’s common stock and approximately 40% will be paid in cash. Upon completion of the merger, Piedmont Bank will become a wholly-owned subsidiary of the Company. Consummation of the merger is subject to the receipt of all necessary federal and state regulatory approvals, the approval of Piedmont’s shareholders, and satisfaction of certain other customary closing conditions. The transaction is currently expected to be completed in the fourth quarter of 2006. At June 30, 2006, Piedmont had total assets of $217.0 million. Piedmont Bank is headquartered at 3423 Piedmont Road in Atlanta, and recently opened a second office in Norcross, Georgia.

SUPPLEMENTAL FINANCIAL DATA
Selected Quarterly Financial Data (unaudited)

The following are the consolidated results of operations on a quarterly basis:

	2005				2004
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(In thousands except ratios and per share data)
Summary Income Statement
Interest Income
Loans, including fees	$45,244	$39,580	$29,198	$25,591	$22,802	$20,315	$18,702	$17,680
Federal funds sold and interest-bearing deposits	207	166	93	34	12	18	4	6
Securities	8,585	9,093	9,428	9,213	9,386	8,436	7,820	7,929
Total interest income	54,036	48,839	38,719	34,838	32,200	28,769	26,526	25,615
Interest expense	26,319	22,575	16,927	14,211	12,028	10,284	9,192	8,064
Net interest income	27,717	26,264	21,792	20,627	20,172	18,485	17,334	17,551
Provision for loan loss	1,690	2,046	1,900	902	1,498	851	724	1,326
Net interest income after provision for loan loss	26,027	24,218	19,892	19,725	18,674	17,634	16,610	16,225
Non-Interest income
Banking, wealth management services and other income	4,916	5,076	4,311	3,805	3,850	3,899	3,472	2,980
Securities (losses) gains, net	(192)	(249)	1,045	(105)	(123)	1,259	(1,166)	998
Gains (losses) on swap	252	644	(972)	479	(11)	(1,118)	1,325	(1,066)
Total non-interest income	4,976	5,471	4,384	4,179	3,716	4,040	3,631	2,912
Non-Interest expense
Salaries and employee benefits	10,677	10,011	8,212	7,410	8,242	7,274	6,610	6,418
Amortization of intangibles	156	156	57	42	42	42	42	42
Occupancy expense	2,012	1,963	1,804	1,738	1,567	1,394	1,350	1,360
Other non-interest expense	5,989	5,029	3,762	3,667	3,299	3,636	3,771	3,102
Total non-interest expense	18,834	17,159	13,835	12,857	13,150	12,346	11,773	10,922
Minority interest expense	76	82	73	76	64	74	65	67
Income before income taxes	12,093	12,448	10,368	10,971	9,176	9,254	8,403	8,148
Provision for income taxes	3,851	4,542	3,154	3,420	2,388	2,497	2,312	2,451
Net income	$8,242	$7,906	$7,214	$7,551	$6,788	$6,757	$6,091	$5,697
Key Statistics
Diluted earnings per share	0.39	0.37	0.34	0.36	0.34	0.32	0.29	0.28
Basic earnings per share	0.40	0.39	0.36	0.38	0.32	0.34	0.31	0.30
Return on average total assets	0.97%	0.97%	1.07%	1.20%	1.12%	1.18%	1.13%	1.12%
Return on average total equity	14.44%	14.01%	13.90%	15.08%	13.94%	14.92%	13.84%	13.12%
Fee income to total revenue	15.07%	16.20%	16.51%	15.57%	16.03%	17.41%	16.69%	14.51%
Net interest margin	3.55%	3.53%	3.53%	3.57%	3.63%	3.58%	3.51%	3.80%
Yield on average earning assets	6.79%	6.44%	6.16%	5.93%	5.70%	5.46%	5.27%	5.46%
Cost of average paying liabilities	3.64%	3.26%	2.99%	2.68%	2.36%	2.14%	2.03%	1.89%
Efficiency ratio (TEA)	55.7%	52.2%	50.7%	49.6%	52.8%	50.0%	53.4%	50.9%
Common Stock Information
Book value per share	$11.64	$11.26	$10.92	$10.14	$9.85	$9.31	$8.55	$8.73
Dividends paid per share	0.045	0.045	0.045	0.045	0.030	0.030	0.030	0.030
Outstanding shares at end of period	20,491,934	20,490,119	20,435,869	20,467,143	20,400,103	20,346,303	20,344,073	19,954,848

SUPPLEMENTAL FINANCIAL DATA
Selected Quarterly Financial Data (unaudited)

	2005				2004
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(In thousands except ratios and per share data)
Number of Shares Used to Compute:
Basic earnings per share	20,427,363	20,408,238	20,065,931	19,973,853	19,911,662	19,921,465	19,706,993	19,461,134
Diluted earnings per share	21,410,469	21,373,287	20,971,907	20,998,095	20,976,725	20,947,078	20,708,906	20,614,694
Capital ratios
Total equity to total assets	6.82%	6.91%	6.94%	7.78%	7.76%	8.05%	7.99%	8.23%
Total risk-based capital ratio	10.65%	10.25%	10.75%	11.22%	11.46%	11.95%	12.29%	12.26%
Tier-1 risk-based capital ratio	8.61%	8.79%	9.32%	10.18%	10.40%	10.86%	11.16%	11.13%
Leverage ratio	7.18%	7.16%	8.06%	7.71%	7.83%	7.84%	7.92%	8.13%
Selected financial condition
Data (at end of period)
Total securities	$695,151	$720,055	$769,218	$764,917	$763,985	$759,328	$722,582	$692,678
Total loans	2,608,067	2,421,725	2,192,542	1,729,882	1,653,363	1,471,083	1,407,586	1,344,707
Total assets	3,497,308	3,328,696	3,205,425	2,604,674	2,538,665	2,352,733	2,201,479	2,141,216
Total deposits	2,823,382	2,572,234	2,407,341	2,003,239	1,872,635	1,808,532	1,673,404	1,622,899
Funds borrowed	296,980	417,664	464,799	340,737	414,519	301,558	306,446	297,537
Total stockholders’ equity	238,629	230,803	223,259	203,357	196,921	189,501	175,978	176,163
Credit quality
Non-performing assets:
oans delinquent over 90 days	280	744	2,026	1335	1,438	1,638	644	715
Nonaccrual loans	663	472	1,212	1448	1,090	797	151	131
Other real estate	393	211	413	—	—	—	—	—
Total non-performing assets	$1,336	$1,427	$3,651	$2,783	$2,528	$2,435	$795	$846
Loans charged-off	188	19	328	3	330	831	0	5
Recoveries	(2)	(705)	(18)	(63)	(67)	(427)	(51)	(108)
Net charge-offs (recoveries)	$186	$(686)	$310	$(60)	$263	$404	$(51)	$(103)
Provision for loan losses	$1,690	$2,046	$1,900	$902	$1,498	$851	$724	$1,326
Key Ratios:
Net charge-offs to average loans	0.03%	-0.12%	0.07%	-0.01%	0.07%	0.11%	-0.01%	-0.03%
Total non-performing loans to total loans	0.04%	0.05%	0.15%	0.16%	0.15%	0.17%	0.06%	0.06%
Total non-performing assets to total assets	0.04%	0.04%	0.11%	0.11%	0.10%	0.10%	0.04%	0.04%
Loan Loss Reserve Summary:
Balance at beginning of period	$27,884	$25,152	$23,562	$18,986	$17,751	$17,304	$16,529	$15,100
Provision	1,690	2,046	1,900	902	1,498	851	724	1,326
Net charge-offs (recoveries)	186	(686)	310	(60)	263	404	(51)	(103)
Ending allowance for loan losses	$29,388	$27,884	$25,152	$19,948	$18,986	$17,751	$17,304	$16,529
Net loan charge-offs (recoveries):
Commercial real estate	$—	$—	$—	$—	$—	$—	$—	$—
Residential real estate	—	—	—	—	—	—	—	—
Commercial	—	(115)	270	(60)	184	(314)	(49)	(105)
Personal	186	(571)	40	0	79	718	(2)	2
Home equity	—	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—	—
Total net loan charge-offs (recoveries)	$186	$(686)	$310	$(60)	$263	$404	$(51)	$(103)